Exhibit 99.1

Cornell Companies, Inc.

CORNELL COMPANIES, INC. ANNOUNCES SETTLEMENT OF DERIVATIVE LITIGATION AGAINST CURRENT AND FORMER OFFICERS AND DIRECTORS

Cornell Companies, Inc. (NYSE: CRN) announced today that the United States District Court for the Southern District of Texas preliminarily approved a settlement of the derivative claims brought against certain of the Company’s current and former officers and directors in Guitierrez v. Logan, et al., No. H-02-1812 (S.D. Tex.). Under the proposed settlement, the Company agreed to adopt certain corporate-governance enhancements. These corporate-governance enhancements include provisions related to the independence of the Company’s Board of Directors, as well as related-party transactions. In addition, after the filing of the litigation, the Company hired certain new members of management and expanded the Board of Directors from 7 members to 10 members. Neither the Company nor any of its current or former officers and directors made any admission of wrongdoing. If the settlement is approved by the Court and is thereby made final, the derivative litigation against the Company’s current and former officers and directors will be terminated. A final settlement hearing is scheduled for February 22, 2007 at 2:00 p.m. C.S.T. before the Honorable Sim Lake, Judge of the United States District Court for the Southern District of Texas, for the purpose of determining whether the proposed settlement should be approved as fair, reasonable and adequate and whether to approve plaintiff’s counsel’s application for attorneys’ fees and litigation expenses in an amount not to exceed $150,000.  The settlement is subject to conditions, including final court approval. At this time, there can be no assurance that those conditions will be met and that the settlement will receive final court approval.  If you are a current Cornell shareholder and have continuously owned Cornell stock since May 8, 2001, your rights may be affected by the proposed settlement. The “Notice of Settlement and Right to Appear” and the Stipulation of Settlement will be available on plaintiffs’ counsel’s website at www.ruflaw.com. Any shareholder seeking further information about the settlement should contact plaintiff’s counsel, Kelly M. McIntyre at Robbins Umeda & Fink, LLP, 610 W. Ash St., Ste. 1800, San Diego, California 92101-3350. This notice relates solely to settlement of a lawsuit brought on behalf of and for the benefit of Cornell. The lawsuit is not a class action and no individual stockholder has an individual claim or right to individual compensation. For more information, contact: Christine Parker, Director of Investor Relations, (713) 235-9318, or cparker@cornellcompanies.com of Cornell Companies, Inc. Fax: (713) 623-2853. Web site: http://www.cornellcompanies.com.